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                                                                  EXHIBIT 10.37


                Description of Celera Genomics/Applied Biosystems
                      Marketing and Distribution Agreement

         In April 2002, the Celera Genomics group of Applera Corporation ("Celera Genomics") and the Applied Biosystems group of Applera Corporation ("Applied Biosystems") entered into a 10-year marketing and distribution agreement pursuant to which Applied Biosystems has become the exclusive marketer of Celera Genomics' Celera Discovery System(TM) and related information assets. The principal terms and conditions of the marketing and distribution agreement are described below.

o Applied Biosystems is expected to integrate the Celera Discovery System and other genomic and biological information into its new Knowledge Business. In exchange for marketing and distribution rights to the Celera Discovery System and other genomic and biological information and access to the Celera Discovery System and related information, Applied Biosystems will provide Celera Genomics with royalty payments on revenues generated by sales of certain products of its Knowledge Business from July 1, 2002, through the end of fiscal 2012. The royalty rate is progressive, up to a maximum of 5%, with the level of sales through fiscal 2008. The royalty rate becomes a fixed percentage of sales starting in fiscal 2009, and the rate declines each succeeding fiscal year through fiscal 2012. Assays-on-Demand(TM), Assays-by-Design(SM), certain reagents for arrays, and new database subscriptions sold by the Knowledge Business are the products subject to royalties.

o Celera Genomics will receive all revenues under, and be responsible for all costs and expenses associated with, Celera Discovery System and related information contracts that were in effect on April 1, 2002, the effective date of the agreement, or which were entered into during a three-month transition period ended June 30, 2002 (as well as renewals of these contracts, if any). Applied Biosystems has agreed to reimburse Celera Genomics for any shortfall in earnings before interest, taxes, depreciation, and amortization from these contracts below $62.5 million (as well as renewals, if any) during the four fiscal years ending with the 2006 fiscal year if the shortfall is due to changes made to Celera Discovery System products by or at the request of Applied Biosystems, provided Celera Genomics otherwise continues to perform under these contracts. During the term of the marketing and distribution agreement (other than the transition period), Celera Genomics will not be marketing Celera Discovery System products and services to, and will not be contracting with, new customers.

o Celera Genomics will continue to have access to all data, which may include formats not available to third parties, and other intellectual property associated with the Celera Discovery System for its therapeutic programs.